Exhibit 10.1

DIGITAL MARKETING MANAGEMENT AGREEMENT

This Digital Marketing Management Agreement (the “Agreement”) is made and effective January 1st, 2026 by and between, Earlyworks Co Ltd. (“Client” or “Company”) a publicly traded company, with its head office located at : MR BUILDING,3RD FLOOR 5-7-11, UENO TAITO-KU, TOKYO, 110-0005, Japan

and

Oncore Network LLC (The “Consultant”), a Digital Media Company, with its head office located at: 14 Wall Street, 20th floor, New York, NY, USA, 10005.

In consideration of the foregoing and of the mutual promises set forth herein, and intending to be legally bound, the parties hereto agree as follows:

1.	RECITALS

a.	Consultant has expertise in the area of business development and is willing to provide consulting services to the Company.

b.	The Company is willing to engage Consultant as an independent contractor, and not as an employee, on the terms and conditions set forth herein.

c.	The Company desires to obtain the services of Consultant by means of services provided by Consultant’s employees dispatched by Consultant to provide services to Company hereunder (“Agents”), on its own behalf and on behalf of all existing and future Affiliated Companies (defined as any corporation or other business entity or entities that directly or indirectly controls, is controlled by, or is under common control with the Company), and Consultant desires to provide consulting services to the Company upon the following terms and conditions.

d.	The Company has spent significant time, effort, and money to develop certain Proprietary Information, which the Company considers vital to its business and goodwill.

e.	The Proprietary Information will necessarily be communicated to or acquired by Consultant and its Agents in the course of providing consulting services to the Company, and the Company desires to obtain the services of Consultant, only if, in doing so, it can protect its Proprietary Information and goodwill.

2.	SERVICES

Consultant agrees to perform for Company the services listed in the Scope of Services section in Exhibit A, attached hereto and executed by both Company and Consultant. Such services are hereinafter referred to as “Services.” Company agrees that consultants shall have ready access to Company’s staff and resources only as necessary to perform the Consultant’s services provided for by this Agreement.

Consultant may engage third-party service providers in connection with the Services, as further described in Exhibit C (Invoice of 3rd Party Service Providers); provided that the Consultant shall remain fully responsible and liable for the performance of the Services in accordance with the requirements under this Agreement and for the acts and omissions of any such third-party service providers, including any breach of this Agreement or any loss, damage, cost, or liability arising out of or relating to the acts or omissions of any such third-party service providers.

All advertising, promotional, and investor relations communications prepared or disseminated by Consultant shall be subject to the disclosure requirements set forth in Exhibit D (Disclosure Statement).

3.	CONSULTING PERIOD

3.1.	Basic Term

The Company hereby retains the Consultant and Consultant agrees to render to the Company those services described in Exhibit A for the period (the “Consulting Period”) commencing on the date of this Agreement and ending upon the earlier of (i) December 31st, 2026 (the “Term Date”), and (ii) the date the Consulting Period is terminated in accordance with Section 7. The Company shall pay the Consultant the compensation to which it is entitled under Section 5 through the end of the Consulting Period, and, thereafter, the Company’s obligations hereunder shall end.

4.	DUTIES AND RESPONSIBILITIES

a.	Consultant hereby agrees to provide and perform for the Company those services set forth on Exhibit A attached hereto. Consultant shall devote its best efforts to the performance of the services and to such other services as may be reasonably requested by the Company.

b.	Consultant shall use its best efforts to furnish competent Agents possessing a sufficient working knowledge of the Company’s research, development and products to fulfill Consultant’s obligations hereunder.

c.	Consultant shall use its best efforts to comply with, and to ensure that each of its Agents comply with, all policies and practices regarding the use of facilities at which services are to be performed hereunder.

d.	Personnel supplied by Consultant to provide services to Company under this Agreement will be deemed Consultant’s employees or agents and will not for any purpose be considered employees or agents of Company. Consultant assumes full responsibility for the actions of such personnel while performing services pursuant to this Agreement, and shall be solely responsible for their supervision, daily direction and control, provision of employment benefits (if any) and payment of salary (including all required withholding of taxes).

5.	COMPENSATION, BENEFITS AND EXPENSES

5.1.	Compensation

In consideration of the services to be rendered hereunder, including, without limitation, services to any Affiliated Company, Consultant shall be paid as per Exhibit B.

5.2.	Benefits

Other than the compensation specified in Section 5.1, neither Consultant nor its Agents shall be entitled to any direct or indirect compensation for services performed hereunder.

5.3.	Expenses

The Company shall reimburse Consultant for pre-approved travel and other reasonable business expenses incurred by its Agents in the performance of the duties hereunder in accordance with the Company’s general policies, as they may be amended from time to time during the course of this Agreement.

6.	INVOICING

Company shall pay the amounts agreed to herein upon receipt of invoices which shall be sent by Consultant, and Company shall pay the amount of such invoices to Consultant.

7.	TERMINATION OF CONSULTING RELATIONSHIP

7.1.	By the Company or the Consultant

At any time, either the Company or the Consultant may terminate, without liability, this Agreement for any reason, with or without cause, by giving thirty (30) days advance written notice to the other party. The Company shall pay Consultant the compensation to which the Consultant is entitled pursuant to Section 5 through the date of termination of this Agreement, and thereafter all obligations of the Company shall terminate.

7.2.	Termination Due to Bankruptcy, Receivership

This Agreement shall terminate and the Company’s obligations hereunder, including the obligation to pay Consultant compensation under Section 5 shall cease upon the occurrence of: (i) the appointment of a receiver, liquidator, or trustee for the Company by decree of competent authority in connection with any adjudication or determination by such authority that the Company is bankrupt or insolvent; (ii) the filing by the Company of a petition in voluntary bankruptcy, the making of an assignment for the benefit of its creditors, or the entering into of a composition with its creditors; or (iii) any formal action of the Board to terminate the Company’s existence or otherwise to wind up the Company’s affairs.

8.	TERMINATION OBLIGATIONS

Consultant hereby acknowledges and agrees that all property, including, without limitation, all books, manuals, records, reports, notes, contracts, lists, blueprints, and other documents, or materials, or copies thereof, Proprietary Information, and equipment furnished to or prepared by Consultant or its Agents in the course of or incident to its rendering of services to the Company, including, without limitation, records and any other materials belong to the Company and shall be promptly returned to the Company upon termination of the Consulting Period. Following termination, neither Consultant nor any of its Agents will retain any written or other tangible material containing any Proprietary Information.

The Consultant’s representations and warranties contained herein and Consultant’s obligations under Sections 2, 3, 4, 12 and 17 shall survive termination of the Consulting Period and the expiration of this Agreement.

9.	ASSIGNMENT; SUCCESSORS AND ASSIGNS

Consultant agrees that it will not assign, sell, transfer, delegate or otherwise dispose of, whether voluntarily or involuntarily, or by operation of law, any rights or obligations under this Agreement, nor shall Consultant’s rights be subject to encumbrance or the claims of creditors. Any purported assignment, transfer, or delegation shall be null and void. Nothing in this Agreement shall prevent the consolidation of the Company with, or its merger into, any other entity, or the sale by the Company of all or substantially all of its properties or assets, or the assignment by the Company of this Agreement and the performance of its obligations hereunder to any successor in interest or any Affiliated Company. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective heirs, legal representatives, successors, and permitted assigns, and shall not benefit any person or entity other than those enumerated above.

10.	PLACE OF WORK

Consultant’s services will be rendered remotely, but Consultant will, on request, come to Company’s address, or such other places designated by Company to meet with representatives of Company.

11.	TIME DEVOTED TO WORK

In the performance of the services, the aforesaid services and the hours Consultant is to work on any given day will be entirely within Consultant’s control, provided that the hours will not cause undue burden or significant inconvenience to the Company, and Company will rely upon Consultant to put in such number of hours as is reasonably necessary to fulfill the spirit and purpose of this contract.

12.	CONFIDENTIAL INFORMATION

Confidential Information means any confidential material or information disclosed by one party (the “Disclosing Party”) to the other (the “Receiving Party”) that is marked or otherwise identified as confidential at the time of disclosure, or which given facts and circumstances under which such material or information is disclosed, should reasonably be considered confidential.

Notwithstanding anything in the foregoing to the contrary, Confidential Information shall not include materials or information which: (i) was demonstrably known by the Receiving Party prior to receiving the Confidential Information from the Disclosing Party; (ii) becomes rightfully known to the Receiving Party from a third-party source under no obligation to maintain confidentiality; (iii) is or becomes publicly available through no fault of or failure to act by the Receiving Party; (iv) is or has been independently developed by the Receiving Party without use of or reference to any of the Disclosing Party’s Confidential Information, as evidenced by written records.

The Receiving Party will: (a) limit access to any Confidential Information to its employees, officers, directors and agents (collectively “Representatives”) who have a need to know such Confidential Information in connection with the current or contemplated business relationship between the parties to which this Agreement relates, and only for that purpose; (b) advise its Representatives of the proprietary nature of the Confidential Information and of the obligations set forth in this Agreement and require such Representatives to keep the Confidential Information confidential; (c) maintain all Confidential Information in strict confidence by using a reasonable degree of care, but not less than the degree of care used by it in safeguarding its own confidential information; and (d) not disclose any Confidential Information received by it to any third parties (except as otherwise expressly provided for herein). Each party shall be responsible for any breach of this Agreement by any of their respective Representatives.

The Receiving Party agrees to use the Confidential Information solely in connection with the performance of the Services hereunder, and not for any other purpose without the prior written consent of the Disclosing Party. No other right or license, whether expressed or implied, in the Confidential Information, or any intellectual property rights contained therein or related thereto, is granted to the Receiving Party hereunder. Title to the Confidential Information will remain solely in the Disclosing Party. All use of Confidential Information by the Receiving Party shall be for the benefit of the Disclosing Party and any modifications and improvements thereof by the Receiving Party shall be the sole property of the Disclosing Party.

Consultant hereby acknowledges that during the performance of this Agreement, Consultant may learn or receive Confidential Information and therefore Consultant hereby confirms that all such information relating to the client’s business will be kept confidential by the Consultant, except to the extent that such information is required to be divulged to the consultant’s clerical or support staff or associates in order to enable Consultant to perform Consultant’s contract obligation.

12.1.	Consultant agrees not to disclose or use, except as required in Consultant’s duties, at any time, any Confidential Information. Consultant shall disclose promptly to Company all inventions, discoveries, formulas, processes, designs, trade secrets, and other technical information and know-how made, discovered, or developed by Consultant (either alone or in conjunction with any other person) during the term of this Agreement. Consultant agrees that he shall not, without the written consent of Company, disclose to third parties or use for his own financial benefit or for the financial or other benefit of any competitor of Company, any information, data, and know-how, manuals, disks, or otherwise, including all programs, decks, listings, tapes, summaries of any papers, documents, plans, specifications, or drawings.

12.2.	Consultant shall take all reasonable precautions to prevent any other person with whom Consultant is or may become associated from acquiring Confidential Information at any time.

12.3.	Consultant agrees that all Confidential Information shall be deemed to be and shall be treated as the sole and exclusive property of the Company.

12.4.	Upon termination of this Agreement, Consultant shall deliver to Company all drawings, manuals, letters, notes, notebooks, reports, and all other materials (including all copies of such materials), relating to such Confidential Information which are in the possession or under the control of Consultant. Consultant shall sign secrecy agreements provided by Company.

13.	STATUS OF CONSULTANT

Consultant is an independent contractor and neither Consultant nor Consultant’s staff is or shall be deemed to be employed by Client. Company is hereby contracting with Consultant for the services described on Exhibit A and Consultant reserves the right to determine the method, manner and mean by which the services will be performed. Consultant is not required to perform the services during a fixed hourly or daily time and if the services are performed at the Company’s premises, then Consultant’s time spent at the premises is to be at the discretion of the Consultant; subject to the Company’s normal business hours and security requirements. Consultant hereby confirms to Company that Company will not be required to furnish or provide any training to Consultant to enable Consultant to perform services required hereunder. The services shall be performed by Consultant or Consultant’s staff, and Company shall not be required to hire, supervise or pay any assistants to help Consultant who performs the services under this agreement. Consultant shall not be required to devote Consultant’s full time nor the full time of Consultant’s staff to the performance of the services required hereunder, and it is acknowledged that Consultant has other clients and Consultant offers services to the general public. The order or sequence in which the work is to be performed shall be under the control of the Consultant. Except to the extent that the Consultant’s work must be performed on or with Company’s computers or Company’s existing software, all materials used in providing the services shall be provided by Consultant. Consultant’s services hereunder cannot be terminated or cancelled short of completion of the services agreed upon except for Consultant’s failure to perform the contract’s specification as required hereunder and conversely, subject to Company’s obligation to make full and timely payment(s) for Consultant’s services as set forth in Exhibit B, Consultant shall be obligated to complete the services agreed upon and shall be liable for non-performance of the services to the extent and as provided in Sections 2 and 4 hereof. Company shall not provide any insurance coverage of any kind for Consultant or Consultant’s staff, and Company will not withhold any amount that would normally be withheld from an employee’s pay. Consultant shall take appropriate measures to ensure that Consultant’s staff is competent and that they do not breach Sections 4, 12 and 17 hereof.

Each of the parties hereto agrees that, while performing Services under this Agreement, and for a period of twelve (12) months following the termination of this Agreement, neither party will, except with the other party’s written approval, solicit or offer employment to the other party’s employees or staff engaged in any efforts under this Agreement.

14.	DISPUTES

Any dispute or controversy under this Agreement shall be settled exclusively by arbitration in the City of New York, County of New York in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitration award in any court having jurisdiction. In the event that this arbitration provision is held unenforceable by any court of competent jurisdiction, then this contract shall be as binding and enforceable as if this Section 14 were not a part hereof.

15.	TAXES

Any and all taxes, except income or similar taxes, imposed or assessed by reason of this Agreement or its performance, including but not limited to sales or use taxes, shall be paid by the Client. Consultant shall be responsible for any taxes or penalties assessed by reason of any claims that Consultant is an employee of Company and Company and Consultant specifically agree that Consultant is not an employee of Client.

16.	ENFORCEABILITY

The provisions of this Agreement shall be enforceable notwithstanding the existence of any claim or cause of action of the Consultant against the Company whether predicated on this Agreement or otherwise, in accordance with the applicable laws, rules and regulations.

17.	REPRESENTATIONS AND WARRANTIES

Consultant represents and warrants (i) that Consultant has no obligations, legal or otherwise, inconsistent with the terms of this Agreement or with Consultant’s undertaking this relationship with the Company, (ii) that the performance of the services called for by this Agreement do not and will not violate any applicable law, rule or regulation or any proprietary or other right of any third party, (iii) that Consultant will not use in the performance of his responsibilities under this Agreement any Confidential Information or trade secrets of any other person or entity, (iv) that Consultant has not entered into or will enter into any agreement (whether oral or written) in conflict with this Agreement, and (v) all Services will be performed in a professional and workmanlike manner, consistent with industry standards and in accordance with all applicable laws, rules, regulations, and best practices.

18.	INJUNCTIVE RELIEF

The Consultant acknowledges that disclosure of any Confidential Information by him will give rise to irreparable injury to the Company or the owner of such information, inadequately compensable in damages. Accordingly, the Company or such other party may seek and obtain injunctive relief against the breach or threatened breach of the foregoing undertakings, in addition to any other legal remedies which may be available. The Consultant further acknowledges and agrees that in the event of the termination of this Agreement its experience and capabilities are such that it can obtain a consulting arrangement or employment in business activities which are either (1) of a different or non-competing nature with its activities as a consultant for the Company, or (2) are carried on in a different geographic location; and that the enforcement of a remedy hereunder by way of injunction will not prevent it from earning a reasonable livelihood.

The Consultant further acknowledges and agrees that the covenants contained herein are necessary for the protection of the Company’s legitimate business interests and are reasonable in scope and content.

19.	COMPLETE AGREEMENT

This Agreement contains the entire agreement between the parties hereto with respect to the matters covered herein. No other agreements, representations, warranties or other matters, oral or written, purportedly agreed to or represented by or on behalf of Consultant by any of its employees or agents, or contained in any sales materials or brochures, shall be deemed to bind the parties hereto with respect to the subject matter hereof. Company acknowledges that it is entering into this Agreement solely on the basis of the representations contained herein.

20.	INDEMNIFICATION

Consultant hereby indemnifies and agrees to defend and hold harmless the Company from and against any and all claims, demands and actions, and any liabilities, damages or expenses resulting there from, including court costs and reasonable attorneys’ fees, arising out of or relating to the Services performed by Consultant or by any third-party service provider engaged by the Consultant under this Agreement or the representations and warranties made by Consultant hereunder. Consultant’s obligations under Section 2, 3, 4, 12 and 17 hereof shall survive the termination, for any reason, of this Agreement.

21.	NONWAIVER

No failure or neglect of either party hereto in any instance to exercise any right, power or privilege hereunder or under law shall constitute a waiver of any other right, power or privilege or of the same right, power or privilege in any other instance. All waivers by either party hereto must be contained in a written instrument signed by the party to be charged and, in the case of the Company, by an executive officer of the Company or other person duly authorized by the Company.

22.	REMEDY FOR BREACH

The parties hereto agree that, in the event of breach or threatened breach of this Agreement, the damage or imminent damage to the value and the goodwill of the Company’s business will be inestimable, and that therefore any remedy at law or in damages shall be inadequate. Accordingly, the parties hereto agree that the Company shall be entitled to injunctive relief against Consultant in the event of any breach or threatened breach by Consultant, in addition to any other relief (including damages and the right of the Company to stop payments hereunder which is hereby granted) available to the Company under this Agreement or under law.

23.	APPLICABLE LAW

Consultant shall comply with all applicable laws, rules and regulations in performing Services. This Agreement shall be construed and governed in accordance with the internal laws of the State of New York without regard to its conflicts of laws principles.

24.	SEVERABILITY; ENFORCEMENT

If any provision of this Agreement, or the application thereof to any person, place, or circumstance, shall be held by a court of competent jurisdiction to be invalid, unenforceable, or void, the remainder of this Agreement and such provisions as applied to other persons, places, and circumstances shall remain in full force and effect. It is the intention of the parties that the covenants contained in Sections 6 and 7 shall be enforced to the extent in time, area, and degree of participation as is permitted by the governing law hereof. It being the purpose of this Agreement to govern business activities by Consultant anywhere throughout the world, these covenants shall be governed by and construed according to that law (from among those jurisdictions arguably applicable to this Agreement and those in which a breach of this Agreement is alleged to have occurred or to be threatened) which best gives them effect.

25.	SCOPE OF AGREEMENT

If the scope of any of the provisions of the Agreement is too broad in any respect whatsoever to permit enforcement to its full extent, then such provisions shall be enforced to the maximum extent permitted by law, and the parties hereto consent and agree that such scope may be judicially modified accordingly and that the whole of such provisions of this Agreement shall not thereby fail, but that the scope of such provisions shall be curtailed only to the extent necessary to conform to law.

26.	ADDITIONAL WORK

After receipt of an order which adds to the Services, Consultant may, at its discretion, take reasonable action and expend reasonable amounts of time and money based on such order. Company agrees to pay Consultant for such action and expenditure as set forth in Exhibit B of this Agreement for payments related to Services.

IN WITNESS WHEREOF, the parties hereto have signed this Agreement as of the date first above written.

THIS CONTRACT CONTAINS A BINDING ARBITRATION PROVISION WHICH MAY BE ENFORCED BY THE PARTIES.

CLIENT	CONSULTANT

/s/ Satoshi Kobayashi	/s/ Jerome Cliche
Authorized Signature	Authorized Signature

Satoshi Kobayashi, CEO Earlyworks Co Ltd.	Jerome Cliche, Managing Member Oncore Network LLC

EXHIBIT A

SCOPE OF SERVICES

1.	Investor Relations Content

●	Investor decks, fact sheets, and IR microsites

●	Video interview creation (CEO/CFO updates, thought leadership pieces)

●	Infographics summarizing milestones or financial highlights.

●	Podcast appearances and audio interview coordination

●	Messaging consistency across materials (corporate deck, fact sheet, website copy)

2.	Digital Marketing & Outreach

●	Paid digital campaigns (Google Ads, LinkedIn Ads, newsletters, etc.)

●	Email drip campaigns tailored to investor and stakeholder lists.

●	Lead capture funnels (opt-in pages, landing pages, gated content)

●	Ongoing newsletter management (list segmentation, subscriber growth, analytics)

●	Social media amplification (LinkedIn groups, X threads, YouTube snippets, TikTok)

●	Paid content syndication (press release distribution, video interviews, sponsored articles)

3.	Market Intelligence & Analytics

●	Tracking digital campaign ROI (ad spend vs. investor engagement)

●	Monthly reports on media coverage, analyst commentary, and investor sentiment

●	Monitoring trading volume patterns following news releases.

●	Ensuring all campaigns comply with all applicable laws, rules and regulations.

EXHIBIT B

FEES

●	Monthly Management Fee: $15,000

●	Third Party Payment Processing and Administration Fee: 10%

NOTE: Please see Exhibit C regarding 3rd Party Service Providers.

EXHIBIT C

INVOICE OF 3rd PARTY SERVICE PROVIDERS

1.	Appointment.

Earlyworks Co Ltd. (“ELWS”) hereby authorizes and appoints Oncore Network LLC (“ONC”) as its authorized media and marketing representative for the purpose of engaging third-party newsletter publishers, digital advertising agencies, and other marketing vendors, and for placing advertisements or sponsored communications relating to ELWS and its securities, including but not limited to digital, print, email, and social media campaigns. The services described herein are intended to supplement, and not replace, ELWS’s internal investor relations or communications functions.

2.	Compliance.

All advertising, promotional, and marketing materials disseminated or arranged by ONC shall comply with all applicable United States federal and state securities laws and regulations, including, without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all rules and regulations of the U.S. Securities and Exchange Commission (“SEC”), the Financial Industry Regulatory Authority (“FINRA”) and The Nasdaq Stock Market LLC.

ONC shall remain responsible for the selection, coordination, and oversight of any third-party service providers it engages pursuant to this Exhibit. Any such third-party service providers shall act under ONC’s direction and control, and ONC shall be responsible to ELWS for compliance with applicable representations, warranties, covenants, and regulatory obligations under this Agreement with respect to services performed by such third parties.

Third-party service providers engaged by ONC shall not be parties to this Agreement, and ELWS’s contractual recourse with respect to such services shall be solely against ONC in accordance with the terms herein.

3.	Review and Approval.

ONC shall submit all proposed advertising or promotional materials to ELWS for prior written review and approval before publication, dissemination, or distribution.

4.	Disclosures.

All materials shall include all disclosures required by applicable law, including, without limitation, forward-looking statement disclaimers and any other legally mandated notices.

5.	Recordkeeping.

ONC and any subcontractors or third-party vendors engaged by ONC shall maintain complete and accurate records of all placements, payments, vendor agreements, and other related documentation to ensure compliance with regulatory requirements.

6.	Duration and Revocation.

This authorization shall remain in full force and effect until revoked in writing by ELWS. Upon such revocation, ONC shall immediately cease all advertising or promotional activities on behalf of ELWS and cooperate in the orderly termination of any ongoing campaigns.

EXHIBIT D

DISCLOSURE STATEMENT

Oncore Network LLC (“ONC”) has been engaged by Earlyworks Co Ltd. (NASDAQ: ELWS) to provide digital advertising, investor relations communication, and related marketing services. ONC may also coordinate with, retain, and compensate third-party service providers for the creation, placement, and dissemination of advertising, promotional, and investor relations content on behalf of Earlyworks Co Ltd.

All content produced or distributed by ONC, or by third parties acting on its behalf, is intended solely for informational and marketing purposes. Such materials may include, but are not limited to, digital advertisements, online articles, sponsored media placements, social media posts, newsletters, and investor-related communications.

ONC affirms that all materials are intended to comply with applicable U.S. federal and state securities laws and regulations, as well as the rules of the U.S. Securities and Exchange Commission (SEC) and The Nasdaq Stock Market LLC (NASDAQ).

However, readers and investors are strongly advised to review:

●	The official filings and disclosures of Earlyworks Co Ltd. available at www.sec.gov and on the company’s investor relations website;

●	The company’s forward-looking statements disclaimer and risk factor disclosures; and

●	The advice of a qualified financial adviser before making any investment decisions.

All information contained in ONC’s communications is based on publicly available data, information provided by Earlyworks Co Ltd., or sources believed to be reliable. No representation or warranty is made as to the accuracy, completeness, or timeliness of such information, and the materials may contain errors or omissions.

This content does not constitute an offer to sell, a solicitation to buy, or a recommendation regarding any security, and should not be construed as investment advice or an endorsement of Earlyworks Co Ltd. or its securities.

Oncore Network LLC and its affiliates may receive compensation from Earlyworks Co Ltd. for the preparation, publication, and dissemination of such content.

EXHIBIT E

RECOMMENDED 6K FILINGS

Item 8.01 Other Events

On January   ___ 2026, Earlyworks Co Ltd. (NASDAQ: ELWS) announced that it has entered into a service engagement agreement with Oncore Network LLC, located in New York, NY to provide digital marketing and digital investor relations services.

Under the terms of the engagement, Oncore Network LLC will be responsible for:

●	The creation and placement of digital advertising campaigns,

●	Production and distribution of investor relations content and corporate messaging, Management of third-party newsletter publishers, media outlets, and digital advertising vendors on behalf of Earlyworks Co Ltd. and

●	Coordination of marketing analytics, audience development, and compliance oversight to ensure all content aligns with SEC and NASDAQ disclosure and promotional guidelines.

Oncore Network LLC will receive a monthly management fee of $15,000, in addition to a 10% processing and administration fee applied to third-party vendor costs.

All materials prepared or disseminated under this engagement will comply with applicable U.S. securities laws, including the Securities Act of 1933, the Securities Exchange Act of 1934, and all rules and regulations of the U.S. Securities and Exchange Commission (SEC) and The Nasdaq Stock Market LLC.

Oncore Network LLC has no equity ownership in Earlyworks Co Ltd and will not receive any form of equity compensation in connection with this agreement.